Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: February 18, 2005

CONTACT:	Donald W. Jewell	Patrick W. Hurley
	Interim Chief Executive Officer	Chief Financial Officer
	(303) 320-8800	(303) 320-8800

SPORT-HALEY, INC.  REPORTS SECOND QUARTER UNAUDITED RESULTS

Denver, Colorado - February 18, 2005 - Sport-Haley, Inc. (NASDAQ NMS – SPOR) (the “Company”) today reported unaudited earnings for the fiscal quarter and six months ended December 31, 2004.

Net sales for the fiscal quarter ended December 31, 2004 were $5,000,000, an increase of $237,000 or 5%, from net sales of $4,763,000 for the same quarter in the prior fiscal year. Net sales for the six months ended December 31, 2004, were $10,570,000, an increase of $1,495,000 or 16%, from net sales of $9,075,000 for the same six-month period in the previous fiscal year.

The increase in net sales for the quarterly period was primarily due to a significant disposition of obsolete and aging finished goods inventories in December 2004. Management primarily attributes the increase in the six-month period to the continued growth in sales of our Ben Hogan® apparel collections combined with a continued decrease in sales of HALEY® branded apparel. Net sales of Ben Hogan® apparel for the fiscal quarter and six months ended December 31, 2003, totaled $2,010,000, or 40% of total net sales for the fiscal quarter, and $4,709,000, or 45% of total net sales for the six-month period, respectively. Comparatively, net sales of Ben Hogan® apparel for the fiscal quarter and six months ended December 31, 2003, totaled $1,416,000, or 30% of total net sales for the fiscal quarter, and $2,471,000, or 27% of total net sales for the six-month period, respectively.

Our gross profit, as a percentage of sales, was 9% and 21% for the quarter and six months ended December 31, 2004, respectively. Comparatively, our gross profit, as a percentage of sales, was 39% and 39% for the same periods in the prior fiscal year. During the fiscal quarter and six months ended December 31, 2004, our gross margins have been adversely impacted by significant increases in our reserve for inventory write-downs, a loss in excess of previous write-downs relating to the disposition of a significant amount of our closeout inventories, adjustments to our inventories relating to a physical inventory taken at December 31, 2004, and a subsequent review and write down of our component inventories. Without the increase in reserve for inventory write-downs, the loss on the sale of closeout inventories, the finished goods physical inventory adjustment and the adjustment to component inventories, our gross margin for the quarterly and six-month periods ended December 31, 2004, would have been 39% and 35%, respectively.

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“The inventory adjustments that we recorded in the last quarterly period had a significant negative impact on our operating results for the quarter,” stated Donald W. Jewell, Interim Chief Executive Officer. “However, those adjustments, combined with the significant sale of closeout inventories this quarter, were necessary to place the Company in a position to be able to return to profitability in the future. Excess inventories have been a concern to us for some time now. The sale that we completed in December eliminated almost all of our inventories dating from our spring 2004 and previous seasons. We still need to dispose of the excess inventories left over from our fall 2004 season, and we discovered that we will most likely have more inventories remaining from our spring 2005 season than we would like. However, I think our finished goods inventories are in better shape now than at any time since I’ve been associated with the Company. We think that our adjustments have now valued the fall 2004 and spring 2005 inventories such that we should not expect to incur a significant loss when they are sold in the near future. We’re also finalizing initiatives to help us better forecast purchasing, so that we can minimize the amount of excess inventories remaining at the end of a selling season.”

Selling, general and administrative expenses for the fiscal quarter ended December 31, 2004, increased by $615,000, or 32%, to $2,516,000 from $1,901,000 for the same three-month period in the prior fiscal year. Selling, general and administrative expenses for the six months ended December 31, 2004, increased by $1,727,000, or 45%, to $5,573,000 from $3,846,000 for the same six-month period in the prior fiscal year. Selling, general and administrative expenses were approximately 50% and 53% of net sales for the fiscal quarter and six months ended December 31, 2004, as compared with 42% and 42% for the same periods in the prior fiscal year. The increase between comparative quarterly periods was primarily due to the accrual of severance and other compensation payable to our former Chief Executive Officer. The increase between the six-month periods includes severance and other compensation paid to our late Chairman’s estate, the severance and other compensation due to our former Chief Executive Officer and increases in sales commissions and royalties payable on higher net sales. Had we not recorded severance and other compensation for our late Chairman and former Chief Executive Officer, as a percentage of net sales, our selling, general and administrative expenses would have been 40% and 42% for the quarter and six months ended December 31, 2004, respectively.

“The death benefit, severance and other compensation paid or accrued pursuant to employment agreements in place with our late Chairman and our former CEO severely impacted the results of our operations for the six-month period,” stated Mr. Jewell. “Had we not incurred those expenses, our SG&A would have been comparable to last year. However, we still have some work to do to bring our SG&A in line with our expectations. During the next quarter, we plan to complete our review of SG&A expenses and formulate a plan to further streamline our operations and by making adjustments in the appropriate areas.”

Net loss for the fiscal quarter ended December 31, 2004, was ($2,006,000), a difference of ($2,017,000), or 18,336%, when compared with net income of $11,000 for the same quarter in the prior fiscal year. Net loss for the six months ended December 31, 2004, was ($3,282,000), a difference of ($3,132,000), or 2,088%, when compared with the net loss of ($150,000) for the same six-month period in the prior fiscal year.

Sport-Haley, Inc. designs, purchases, contracts for the manufacture of and markets women’s and men’s fashion golf apparel and outerwear under the SPORT HALEY and Ben Hogan® labels. Our fashion golf apparel collections, known for their innovative designs, quality fabrics, generous fit and classic styles, are primarily marketed in the premium and mid-priced markets, through a network of independent sales representatives and distributors, to golf professional shops, country clubs, resorts and exclusive department stores within the United States and by certain distributors within international markets. The Company distributes Ben Hogan® apparel pursuant to a licensing agreement with Callaway Golf Company.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” and similar expressions, variations or the negative of these words, and any statement regarding possible or assumed future results of operations of the Company’s business, the markets for its products, anticipated expenditures, regulatory developments or competition, or other statements regarding matters that are not historical facts, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. The reader should be aware that our actual results could differ materially from those contained in forward-looking statements. The Company’s financial condition and the results of its operations will depend on a number of factors, including, but not limited to, the following: our ability to control costs and expenses; our ability to successfully anticipate fashion trends, design favorably accepted fashion golf apparel, effectively advertise and communicate within the marketplace, and penetrate our chosen distribution channels; our ability to successfully forecast sales and optimize inventory levels; our ability to successfully manage risks associated with the trend of increasing sales with respect to licensed apparel, such as the Ben Hogan® apparel collections; relations with and performance of suppliers; competition within golf apparel markets; business conditions and growth in the fashion golf apparel market and the general economy; political and international trade relations; changes in international trade quota systems for apparel; consumer spending on golf apparel; general global economic and political conditions resulting from threats or acts of war or terrorism and responses thereto; timely performance of third parties, such as freight forwarders, including risks of labor disputes and/or labor strikes; changes in product mix; inventory risks due to shifts in market and/or price erosion of purchased apparel; lost or reduced manufacturing capacity of significant suppliers; loss or delay of shipments from foreign suppliers; access to capital; maintaining satisfactory relationships with commercial banking institutions; and, establishing controls with regard to and maintaining the integrity of technology and information systems. The reader should not place undue reliance on any forward-looking statements. Neither the Company nor any of its corporate officers or key employees assumes any obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

SPORT-HALEY, INC.

Consolidated Unaudited Financial Information

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003

Statements of Income Data:

Net sales	$5,000	$4,763	$10,570	$9,075

Gross profit	458	1,858	2,228	3,498

Selling, general and administrative expenses	2,516	1,901	5,573	3,846

Loss from operations	(2,058)	(43)	(3,345)	(348)

Other income, net	52	71	63	125

Net income (loss)	(2,006)	11	(3,282)	(150)

Diluted earnings (loss) per common share	$(0.77)	$0.00	$(1.29)	$(0.06)

Diluted average weighted shares outstanding	2,545,252	2,705,511	2,541,067	2,444,831

	December 31,
	2004	2003

Balance Sheet Data:

Working capital	$14,421	$18,894

Current assets	16,011	20,530

Total assets	17,026	21,993

Current liabilities	1,590	1,636

Long-term liabilities	—	—

Shareholders’ equity	15,436	20,357

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